UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2021

ALPHA TEKNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40538	94-3368109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2290 Bert Drive

Hollister, CA 95023

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 637-1100

N/A

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TKNO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2021, Alpha Teknova, Inc. (the “Company”) announced that Ken Gelhaus, age 39, was appointed as the Company’s Chief Commercial Officer. Mr. Gelhaus’s employment with the Company commenced on November 15, 2021.

Mr. Gelhaus has more than 15 years of experience in the life sciences and diagnostics industries. Most recently, Mr. Gelhaus served as Vice President/General Manager at BD Biosciences, a leading global medical technology company, where he was responsible for the global clinical solutions business unit and led the overall company response to COVID-19 resulting in the launch of a diagnostic to stratify clinician and patient needs. From 2016 to 2018, he was General Manager, Canada at Leica Biosystems, a global leader in pathology workflow solutions, where he drove significant operational changes and growth in a previously declining business. Prior to his role as General Manager, Canada, Mr. Gelhaus served in various other leadership roles involving marketing, strategy development, acquisition integration, commercial operations, and sales at Leica Biosystems and Devicor Medical Products, Inc. He began his career in manufacturing operations with Genentech Inc. Mr. Gelhaus holds a Master’s in Business Administration from the Kellogg School of Management at Northwestern University, where he was an Abbott Laboratories Scholar, and a Bachelor of Science in Biochemistry from the University of Michigan.

In connection with his appointment as the Company’s Chief Commercial Officer, Mr. Gelhaus executed an offer letter of employment, dated September 20, 2021 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Gelhaus will be paid a cash salary of $377,500 per year. Mr. Gelhaus will be eligible to receive an annual bonus of up to 40% of his base salary, based on his and the Company’s performance. Mr. Gelhaus will be eligible to participate in certain Company-sponsored benefits, including medical, dental and vision programs, paid-time-off and 401k plan, in accordance with the Company’s benefit plans.

Subject to the approval of the Company’s Board of Directors (the “Board”), the Company will grant Mr. Gelhaus an option to purchase 85,000 shares of the Company’s common stock (the “Option”). The Option will be granted under and in accordance with the Company’s 2021 Equity Incentive Plan (the “Plan”), with an exercise price per share equal to the fair market value of one share of the Company’s common stock on the date of grant of the Option, as determined by the Board in accordance with the Plan. As long as Mr. Gelhaus remains employed by the Company, the Option will vest over a four-year period commencing on Mr. Gelhaus’s start date with the Company, with 25% of the shares of Company common stock subject to the Option vesting on the first anniversary of his start date with the Company and the remainder vesting in equal monthly installments thereafter.

Mr. Gelhaus will enter into the Company’s standard form of indemnification agreement for officers providing for the indemnification by the Company in certain circumstances for actions taken in connection with his service to or for the Company. Mr. Gelhaus will also be an eligible executive under, and participant in, the Company’s Severance and Change in Control Plan, subject to the conditions set forth therein.

There are no arrangements or understandings between Mr. Gelhaus and any other persons pursuant to which he was selected as the Company’s Chief Commercial Officer. There are no family relationships between Mr. Gelhaus and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of Mr. Gelhaus’ Offer Letter is attached as an exhibit to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 8.01.	Other Events.

On November 10, 2021, the Company issued a press release announcing the changes described above, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated September 20, 2021, between Alpha Teknova, Inc. and Ken Gelhaus.

99.1	Press Release issued by Alpha Teknova, Inc., dated November 10, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA TEKNOVA, INC.

Date: November 15, 2021	By:	/s/ Stephen Gunstream
Stephen Gunstream
President and Chief Executive Officer